Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of this 4th day of September, 2006, by and between NYFIX, Inc. (the “Company”), and Howard Edelstein (“Employee”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, the Company desires to employ Employee and to enter into an agreement embodying the terms of such employment (this “Agreement”) and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.  Definitions.

(a)  “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment hereunder; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 7 hereof to the extent incurred prior to termination of employment; (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein; and (iv) any rights to indemnification pursuant to Section 12 hereof or otherwise by virtue of Employee’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b)  “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

(c)  “Annual Bonus” shall have the meaning set forth in Section 4(b) below.

(d)  “Base Salary” shall mean the salary, and any increase thereof, provided for in Section 4(a) below.

(e)  “Board” shall mean the Board of Directors of the Company.

(f)  “Cause” shall mean (i) any act of gross negligence or willful misconduct on the part of Employee in the course of his employment hereunder, which is, or could reasonably be expected to result in, material injury to the business or reputation of the Company or its affiliates; (ii) willful failure or refusal by Employee to perform in any material respect his duties or responsibilities under the employment agreement; (iii) misappropriation by Employee of any assets or business opportunities of the Company or any of its Affiliates; (iv) embezzlement or fraud committed by Employee or at his direction; (v) Employee’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other crime of moral turpitude; or (vi) Employee’s breach of any material provision of

Exhibit 10.2-Edelstein Employment Agreement

the employment agreement. For purposes of this definition, no act or failure to act shall be deemed “willful” unless done or omitted in bad faith or without a reasonable belief that such act or omission was in the best interests of the Company.

(g)  “Change in Control” (i) the acquisition by any person, directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisition transactions, of shares of Common Stock representing 50% or more of the total shares of Common Stock then outstanding; (ii) a consolidation, merger, reorganization or other form of acquisition of or by the Company or other transaction in which the Company’s shareholders retain less than 40% (by vote or value) of the surviving entity upon consummation of such transaction; (iii) a sale or other transfer of substantially all of the Company’s assets or (iv) the individuals who were directors of the Company immediately prior to the Closing Date (together with the directors appointed by Warburg Pincus Private Equity IX, L.P. and any new directors whose election or appointment was approved by the directors then in office who were either directors as of the Closing Date or whose election or appointment was previously so approved) ceasing to constitute a majority of the board of directors of the Company or any surviving entity immediately after the Closing Date.

(h)  “Closing Date” shall have the meaning set forth in the Purchase Agreement.

(i)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)  “Commencement Date” shall mean September 5, 2006.

(k)  “Common Stock” shall mean common stock, par value $0.001 per share, of the Company.

(l)  “Company” except as otherwise expressly set forth herein, shall have the meaning set forth in the preamble hereto.

(m)   “Competitive Activities” shall mean any business activities in which the Company or any of its subsidiaries are engaged (or have committed plans to engage) during the Term of Employment, or, following termination of Employee’s employment hereunder, were engaged in (or had committed plans to engage in) at the time of such termination of employment.

(n)   “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any of its subsidiaries, or (ii) that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee of Section 9(a) below.

(o)   “Developments” shall have the meaning set forth in Section 9(d) below.

Exhibit 10.2-Edelstein Employment Agreement

(p)  “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(q)  “Employee” shall have the meaning set forth in the preamble hereto.

(r)  “Good Reason” shall mean, without Employee’s consent, (i) any reduction in Base Salary, (ii) the relocation of Employee’s principal place of employment outside of the New York metropolitan area, or (iii) a breach by the Company of any material provision of the employment agreement.

(s)  “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, the Company or any of its subsidiaries to terminate such employment or consulting services; provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company; (ii) hiring any individual who was employed by the Company or any of its subsidiaries within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with or materially reduce the amount of business conducted with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries.

(t)  “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(u)  “Purchase Agreement” shall mean that certain Securities Purchase Agreement by and between the Company and the Warburg Investors, dated even herewith.

(v)  “Restricted Area” shall mean any State of the United States of America or any other jurisdiction in which the Company or its subsidiaries are engaged (or have committed plans to engage) in business during the Term, or, following termination of Employee’s employment, were engaged (or had committed plans to engage) in business at the time of such termination of employment.

(w)  “Restricted Period” shall mean the period commencing on the date of the employment agreement and extending to the twelve (12) month anniversary of Employee’s termination of employment for any reason; provided, however, that the Company may elect, by providing Employee written notice of such election within three (3) months following any termination of employment, to extend the Restricted Period by up to an additional twelve (12)

Exhibit 10.2-Edelstein Employment Agreement

months following the date of such termination, in which case, the Company shall be required to pay Employee an amount equal to his monthly Base Salary plus one-twelfth (1/12th) of Employee’s target Annual Bonus during each month of the applicable period of extension.

(x)  “Severance Term” shall mean the twelve (12) month period immediately following Employee’s termination of employment hereunder by the Company without Cause or by Employee with Good Reason.

(y)  “Term of Employment” shall mean the period specified in Section 2 below.

(z)  “Warburg Investors” shall mean Warburg Pincus Private Equity IX, L.P. and any other fund affiliated with Warburg Pincus & Co., a New York general partnership.

Section 2.  Acceptance and Term of Employment.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. The Term of Employment shall commence on the Commencement Date and shall continue until Employee is terminated as provided in Section 8 hereof.

Section 3.  Position, Duties and Responsibilities; Place of Performance.

(a)  During the Term of Employment, Employee shall be employed and serve as the Chief Executive Officer of the Company and shall have such duties typically associated with such title. Subject to the foregoing, Employee also agrees to serve as an officer and/or director of the Company or any parent or subsidiary of the Company, as specified by the Board, in each case without additional compensation. In addition, as soon as practicable following the Commencement Date, Employee shall be appointed to the Board, and shall serve as a member of the Board during the Term of Employment without additional compensation.

(b)  Subject to the terms and conditions set forth in this Agreement, Employee shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) subject to the terms and conditions set forth in Section 9 hereof, managing his personal investments and affairs, and (iv) performing such activities set forth on Exhibit A, attached hereto; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Exhibit 10.2-Edelstein Employment Agreement

(c)  Employee’s principal place of employment shall be at the Company’s New York, New York offices, although Employee understands and agrees that he may be required to travel from time to time in the connection with his performance of duties hereunder.

Section 4.  Compensation. During the Term of Employment, Employee shall be entitled to the following compensation:

(a)  Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $495,000, subject to increase, if any, as may be approved in writing by the Board, but not to decrease from the then current Base Salary.

(b)  Annual Bonus.  Employee shall be eligible for an annual incentive bonus award determined by the Board in respect of each fiscal year during the Term of Employment, commencing with the fiscal year ending December 31, 2007 (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 100% of Base Salary. The actual Annual Bonus payable in respect of each fiscal year shall be based upon the level of achievement of annual Company performance objectives for such fiscal year, as determined by the Board in consultation with Employee. In connection with its determination of annual performance objectives, the Board and Employee will also determine Annual Bonus amounts in excess of the target Annual Bonus for achievement in excess of target performance objectives. Notwithstanding the foregoing, (i) the Annual Bonus payable in respect of  the year ending December 31, 2006 shall in no event be less than 50% of the Base Salary paid to Employee through December 31, 2006, which shall be pro rated to reflect the number of days Employee is employed by the Company during such fiscal year;  and (ii)  the Annual Bonus payable in respect of the Company's fiscal year ending December 31, 2007 shall in no event be less than 50% of Base Salary. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company.

(c)  Equity Compensation.  As soon as practicable following the Commencement Date, the Company shall grant Employee significant equity compensation in the form of stock options or restricted stock (or as may otherwise be mutually agreed by Employee and the Board) under either its existing incentive plans, or a new plan adopted by the Company following the Commencement Date. During any period of time that Employee has not received such options pursuant to this subsection (c), in lieu of the guaranteed Annual Bonus being calculated at 50% of Base Salary for such period (as set forth in Section 4(b) above for the period ending December 31, 2007), the guaranteed Annual Bonus during such period shall be 100% of Base Salary (e.g., if equity options are not granted until half-way through the fiscal year ending December 31, 2007, the guaranteed Annual Bonus for such period shall equal ½ * 100% of Base Salary plus ½ * 50% of Base Salary).

Section 5.  Employee Benefits.

During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other perquisites and benefits generally provided to other senior executives of the Company that are made available from time to time, provided that the Company’s health plan shall in any event provide Employee with primary care coverage in the

Exhibit 10.2-Edelstein Employment Agreement

greater Boston, Massachusetts area. Employee shall also be entitled to the same number of holidays, vacation and sick days as are generally allowed to senior executives of the Company in accordance with Company policies in effect from time to time, but in no event less than four (4) weeks vacation per year and life insurance coverage at up to 3 times Base Salary (subject to insurability at commercially reasonable rates).

Section 6.  “Key-Man” Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Employee by any such documents.

Section 7.  Reimbursement of Business Expenses; Moving Allowance.

(a)  Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

(b)  The Company shall provide Employee a one-time moving allowance equal to $150,000, such amount to be paid to Employee, subject to his continued employment, on or prior to the Company’s first regularly scheduled payroll date of the 2007 calendar year.

Section 8.  Termination of Employment.

(a)  General.  The Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries or Affiliates.

(b)  Termination due to Death or Disability.  Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)  the Accrued Obligations;

Exhibit 10.2-Edelstein Employment Agreement

(ii)  any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred; and

(iii)  provided that applicable annual performance objectives are achieved for the fiscal year in which such termination occurs, a pro rata Annual Bonus (determined using the target Annual Bonus if such termination occurs on or prior to December 31, 2007, and using the Annual Bonus paid or payable for the immediately prior fiscal year for terminations after December 31, 2007) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid when the Annual Bonus would otherwise have been paid absent such termination.

Except as set forth in this Section 8(b), following Employee’s termination by reason of his death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)  Termination by the Company for Cause.

(i)  A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Employee shall be given not less than fifteen (15) days written notice by the Board of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Employee shall have fifteen (15) days after the date that such written notice has been given to Employee in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If he fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Employee. During any cure period provided hereunder, the Board may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company (or any subsidiary thereof) or otherwise performing his duties hereunder, and any such prohibition shall in no event constitute an event pursuant to which Employee may terminate employment with Good Reason; provided, however, that if cure is possible, and Employee can reasonably demonstrate to the Board that he desires to enter the premises of the Company (or a subsidiary thereof) or to otherwise perform his duties hereunder solely to attempt to cure the act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, Employee shall be permitted to enter the premises of the Company (or a subsidiary thereof) or otherwise to perform his duties hereunder solely for the purposes of curing such act or acts or failure or failures to act.

(ii)  In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

Exhibit 10.2-Edelstein Employment Agreement

(d)  Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)       the Accrued Obligations;

(ii)  any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;

(iii)  provided that applicable annual performance objectives are achieved for the fiscal year in which such termination occurs, a pro rata Annual Bonus (determined using the target Annual Bonus if such termination occurs on or prior to December 31, 2007, and using the Annual Bonus paid or payable for the immediately prior fiscal year for terminations after December 31, 2007) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid when the Annual Bonus would otherwise have been paid absent such termination

(iv)  continuation of Base Salary for the Severance Term, payable in accordance with the Company’s regular payroll practices,

(v)       an amount equal to the greater of (x) two (2) times the Annual Bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which such termination occurs, or (y) 150% of Base Salary, such amount to be paid in substantially equal installments over the Severance Term and at the same times as Base Salary continuation is paid pursuant to sub-clause (iv) above;

(vi)  continuation, during the Severance Term, of the health and life insurance benefits provided to Employee and his covered dependents under the Company’s health plans in effect as of the date of such termination, it being understood and agreed that (A) Employee shall be required to pay that portion of the cost of such health and life insurance benefits as Employee was required to pay (including through customary deductions from Employee’s paycheck) as of the date of Employee’s termination of employment with the Company, and (B) notwithstanding the foregoing, the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the Severance Term in the event that Employee becomes eligible to receive any such or similar benefits while employed by or providing service to, in any capacity, any other business or entity during the Severance Term;

(vii)  reimbursement for reasonable expenses incurred by Employee for executive outplacement assistance; and

(viii)  if such termination occurs within the twelve (12) month period following a Change in Control, acceleration of vesting on all equity granted pursuant to Section 4(c) above.

Exhibit 10.2-Edelstein Employment Agreement

Notwithstanding the foregoing, the payments and benefits described in subsections (iii) through (vii) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 9 hereof.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)  Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason by providing the Company fifteen (15) days’ written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the date immediately following the expiration of the fifteen (15) day notice period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)  Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)  Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsections (d) or (e) of this Section 8 (other than the Accrued Obligations), Employee shall have executed a general release in substantially the same form as attached hereto as Exhibit B, and any waiting periods contained in such release shall have expired.

Section 9.  Restrictive Covenants. Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s

Exhibit 10.2-Edelstein Employment Agreement

substantial detriment. For purposes of this Section 9, references to the Company shall be deemed to include its subsidiaries.

(a)  Confidential Information.  At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall, to the extent legally permitted, consult with the Board prior to responding to any such order or subpoena, and except as he in good faith believes necessary or desirable in the performance of his duties hereunder, Employee shall not disclose to or use for the benefit of any third party any Confidential Information.

(b)  Non-Competition.  Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.

(c)  Non-Interference.  During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

(d)  Return of Documents.  In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e)  Works for Hire.  Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (collectively referred to as “Developments”). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company’s expense (but for no other consideration of any kind), to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and

Exhibit 10.2-Edelstein Employment Agreement

defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

(f)  Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 10.  Breach of Restrictive Covenants.

Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company (or any subsidiary thereof, as applicable) shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof.

Section 11.  Representations and Warranties of Employee.

Employee represents and warrants to the Company that:

(a)  Employee’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)  Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

Exhibit 10.2-Edelstein Employment Agreement

(c)  In connection with Employee’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

Section 12.  Indemnification

Subject to the terms and conditions of the Articles of Association and By-Laws of the Company (in each case, as in effect from time to time), the Company agrees to indemnify and hold Employee harmless to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission. In connection therewith, Employee shall be entitled to the protection of insurance policies, which the Company shall maintain at commercially reasonable levels, for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Employee in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of Employee’s employment hereunder.

Section 13.  Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 14.  Mitigation; Set Off.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its Affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 15.  Delay in Payment.

Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

Exhibit 10.2-Edelstein Employment Agreement

Section 16.  Agreement to Further Review and Revise. The parties agree to review and revise this Agreement to the extent necessary to avoid adverse consequences under section 409A of the Code.

Section 17.  Cooperation.

(a)   Employee recognizes that the Company or its Affiliates may become involved in disputes with third parties, or with present or former employees, or become subject to regulatory investigations, or obligated by law to conduct internal investigations, concerning matters relating to Employee's employment or his areas of responsibility. In such situations following Employee's termination, the Company may determine that it needs Employee's assistance. Upon the Company's request to Employee with reasonable advance notice, Employee will confer with the Company or its designees, or otherwise provide the information that Employee has, including the location and identity of potentially relevant documents and other potential sources of relevant information, and shall, if necessary, meet in person with senior management or their representatives. The Company shall pay Employee in advance for Employee's costs and compensate him for the time devoted to such assistance above a de minimus amount at a mutually agreeable rate and shall, in any event, reimburse Employee all of his reasonable and necessary expenses associated with such cooperation.

(b)  Should Employee be required by subpoena or other legal process or law ("Legal Demand") to provide information relating to his employment in any forum or to any governmental agency then, in advance of Employee's formal or informal (if any) response, Employee shall, within four (4) days of his receipt of the Legal Demand, provide written notice to the Company, to the attention of its General Counsel or chief legal officer.

Section 18.  Successors and Assigns; No Third-Party Beneficiaries.

(a)  The Company.  This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require in a writing delivered to Employee any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.

(b)  Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c)  No Third-Party Beneficiaries.  Except as otherwise set forth in Section 8(b) or Section 18(b)hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Exhibit 10.2-Edelstein Employment Agreement

Section 19.  Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 20.  Severability.

If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 21.  Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the city of New York, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

Section 22.  Reimbursement of Legal Fees.

The Company will reimburse Employee for all reasonable attorneys’ fees incurred by Employee in connection with the negotiation of the employment agreement.

Section 23.  Termination of Purchase Agreement

In the event that the transactions contemplated under the Purchase Agreement terminate without closing, this Agreement shall automatically terminate on the date of such termination, and other than with respect to the Accrued Obligations, neither the Company nor Employee shall have any obligations to the other under this Agreement, and all payments and benefits shall cease as of such termination.

Section 24.  Notices.

(a)  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices

Exhibit 10.2-Edelstein Employment Agreement

or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)  Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 25.  Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 26.  Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 27.  Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 28 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 28.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

* * *

[Signatures to appear on the following page.]

Exhibit 10.2-Edelstein Employment Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NYFIX, INC.
/s/ Steven R. Vigliotti
By: Steven R. Vigliotti Title: Chief Financial Officer

EMPLOYEE
/s/ Howard Edelstein

Exhibit A

Outside Activities

SkillSoft PLC -- director and related strategic assistance.

BT Radianz -- existing separation and transition commitments.

Exhibit B

Form of Release

Release of Claims

1.   Howard Edelstein (“Employee”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, as an express condition of, and in exchange for the consideration contained in, Section 8 of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), which Employee acknowledges is in addition to any amounts to which he would have otherwise been entitled but for the Employment Agreement and execution of this Release of Claims, effective the date hereof, do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the “Group”) from any and all claims which Employee had, may have had, or now have against the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to Employee’s employment or the termination of Employee’s employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the New York Human Rights Law, the New York City Administrative Code, each as may be amended from time to time, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. As used in this Release of Claims, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. Employee specifically releases all claims relating to Employee’s employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans. Notwithstanding any provision of this paragraph 1 to the contrary, by executing this Agreement, Employee is not releasing any claims relating to Employee’s rights to enforce the Company’s obligations under the Employment Agreement upon his termination.

2.   Employee represents that Employee has not filed or permitted to be filed against the Group, individually or collectively, any complaints, charges or lawsuits arising out of Employee’s employment, or any other matter arising on or prior to the date hereof, and Employee covenants and agrees that Employee will never individually or with any other person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency or otherwise against the Group with respect to the subject matter of this Release of Claims and claims released pursuant to this Release of Claims (including, without limitation, any claims relating to the termination of Employee’s employment), except as may be necessary to seek a determination of the validity of the waiver of Employee’s rights under ADEA. In addition, Employee agrees that Employee will not voluntarily participate or assist in any judicial, administrative, arbitral or other proceedings of any nature or description against the Group brought by or on behalf of any administrative agencies or any current or former employees or service providers of the Group, other than pursuant to a valid judicial subpoena or court order.

3.  Employee hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this Release of Claims earlier. Employee also understands that he shall have seven (7) days following the date on which he signs this Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.  Employee acknowledges that this Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

5.   Employee acknowledges that he has read this Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.  This Release of Claims shall take effect on the eighth day following Employee’s execution of this Release of Claims unless Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

        ______________________________
        Date: